Exhibit 99
News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, VP, Investor Relations and
Corporate Communications (805) 367-3722

RYLAND REPORTS RESULTS FOR THE THIRD QUARTER OF 2013

WESTLAKE VILLAGE, Calif. (October 29, 2013) — The Ryland Group, Inc. (NYSE: RYL) today announced results for its quarter ended September 30, 2013.  Items of note included:

•                 Net income from continuing operations totaled $53.6 million, or $0.95 per diluted share, for the third quarter of 2013, compared to net income of $10.4 million, or $0.21 per diluted share, for the same period in 2012;

•                 Revenues totaled $576.4 million for the quarter ended September 30, 2013, representing a 60.7 percent increase from $358.7 million for the quarter ended September 30, 2012;

•                 New orders increased 6.1 percent to 1,592 units for the third quarter of 2013 from 1,500 units for the third quarter of 2012.  New order dollars rose 33.0 percent to $523.0 million for the third quarter of 2013 from $393.4 million for the same period in 2012;

•                 Closings increased 43.5 percent to 1,883 units for the quarter ended September 30, 2013, from 1,312 units for the same period in the prior year;

•                 Backlog rose 37.0 percent to 3,376 units at September 30, 2013, from 2,465 units at September 30, 2012;

•                 Active communities increased 20.9 percent to 284 communities at September 30, 2013, from 235 communities at September 30, 2012;

•                 Average closing price increased 12.9 percent to $298,000 for the quarter ended September 30, 2013, from $264,000 for the same period in 2012;

•                 Housing gross profit margin was 20.6 percent for the third quarter of 2013, compared to 19.1 percent for the third quarter of 2012;

•                 Controlled lots, including lots held in unconsolidated joint ventures, increased 49.1 percent to 39,698 lots at September 30, 2013, compared to 26,629 lots at September 30, 2012.  At September 30, 2013, optioned lots were 42.0 percent of total lots controlled;

•                 Selling, general and administrative expense totaled 11.9 percent of homebuilding revenues for the third quarter of 2013, compared to 13.8 percent for the third quarter of 2012;

•                 Cash, cash equivalents and marketable securities totaled $604.1 million at September 30, 2013; and

•                 Net debt-to-capital ratio was 48.7 percent at September 30, 2013, compared to 50.8 percent at December 31, 2012.

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RYLAND THIRD-QUARTER RESULTS

RESULTS FOR THE THIRD QUARTER OF 2013

For the quarter ended September 30, 2013, the Company reported net income from continuing operations of $53.6 million, or $0.95 per diluted share, compared to net income of $10.4 million, or $0.21 per diluted share, for the same period in 2012.  There were no pretax charges related to early retirement of debt during the third quarter of 2013, compared to pretax charges that totaled $9.1 million during the third quarter of 2012.  Additionally, the Company had pretax charges primarily related to write-offs that totaled $509,000 and $3.5 million for the quarters ended September 30, 2013 and 2012, respectively.

The homebuilding segments reported pretax earnings of $55.2 million for the third quarter of 2013, compared to pretax earnings of $20.8 million for the same period in 2012.  This increase was primarily due to a rise in closing volume; higher housing gross profit margin, including lower write-offs; a reduced selling, general and administrative expense ratio; and a decline in interest expense.

Homebuilding revenues increased 61.2 percent to $562.9 million for the third quarter of 2013 from $349.2 million for the same period in 2012.  This rise in homebuilding revenues was primarily attributable to a 43.5 percent increase in closings that totaled 1,883 units for the quarter ended September 30, 2013, compared to 1,312 units for the same period in the prior year, as well as to a 12.9 percent higher average closing price, which was $298,000 for the third quarter of 2013, versus $264,000 for the same period in 2012.  Homebuilding revenues for the third quarter of 2013 included $2.3 million from land sales, which resulted in pretax earnings of $233,000, compared to homebuilding revenues for the third quarter of 2012 that included $2.2 million from land sales, which resulted in pretax earnings of $935,000.

New orders increased 6.1 percent to 1,592 units for the quarter ended September 30, 2013, from new orders of 1,500 units for the same period in 2012.  The Company had an average monthly sales absorption rate of 2.0 homes per community for the quarter ended September 30, 2013, versus 2.3 homes per community for the quarter ended September 30, 2012, and an average cancellation rate of 23.0 percent for the quarter ended September 30, 2013, versus 19.9 percent for the same period in 2012.  For the third quarter of 2013, new order dollars increased 33.0 percent to $523.0 million from $393.4 million for the third quarter of 2012.  At September 30, 2013, backlog increased 37.0 percent to 3,376 units from 2,465 units at September 30, 2012.  At the end of the third quarter of 2013, the dollar value of the Company’s backlog was $1.1 billion, reflecting a 61.8 percent rise from the end of the third quarter of the prior year.

Housing gross profit margin was 20.6 percent for the quarter ended September 30, 2013, compared to 19.1 percent for the quarter ended September 30, 2012.  This improvement in housing gross profit margin was primarily attributable to a relative decline in direct construction costs and to lower option deposit write-offs, partially offset by increased land costs.  For the third quarter of 2013, sales incentives and price concessions totaled 6.4 percent of housing revenues, compared to 9.1 percent for the same period in 2012.

Selling, general and administrative expense totaled 11.9 percent of homebuilding revenues for the third quarter of 2013, compared to 13.8 percent for the third quarter of 2012.  This decrease in the selling, general

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RYLAND THIRD-QUARTER RESULTS

and administrative expense ratio was primarily attributable to higher leverage that resulted from increased revenues.

The homebuilding segments recorded $1.3 million of interest expense during the third quarter of 2013, compared to $3.2 million during the third quarter of 2012.  This decrease in interest expense from the third quarter of 2012 was primarily due to the capitalization of a greater amount of interest incurred during the third quarter of 2013, which resulted from a higher level of inventory under development, partially offset by an overall increase in interest incurred on senior notes.

During the third quarter of 2013, the Company used $74.3 million of cash for operating activities, $31.5 million of cash for investing activities and $16.5 million of cash for financing activities.

For the quarter ended September 30, 2013, the financial services segment reported pretax earnings of $6.0 million, compared to pretax earnings of $3.4 million for the same period in 2012.  This improvement was primarily attributable to an increase in origination volume and to higher title income, partially offset by a rise in personnel expense.

RESULTS FOR THE FIRST NINE MONTHS OF 2013

For the nine months ended September 30, 2013, the Company reported net income from continuing operations of $306.8 million, or $5.55 per diluted share, compared to net income of $13.4 million, or $0.30 per diluted share, for the same period in 2012.  There were no pretax charges related to early retirement of debt during the first nine months of 2013, compared to pretax charges that totaled $9.1 million during the first nine months of 2012.  Additionally, the Company had pretax charges that totaled $1.1 million primarily related to write-offs for the nine months ended September 30, 2013, compared to pretax charges that totaled $6.0 million primarily related to inventory valuation adjustments and write-offs for the same period in 2012.

The homebuilding segments reported pretax earnings of $122.8 million for the first nine months of 2013, compared to pretax earnings of $31.8 million for the same period in 2012.  This increase was primarily due to a rise in closing volume; higher housing gross profit margin, including lower inventory valuation adjustments and write-offs; a reduced selling, general and administrative expense ratio; and a decline in interest expense.

Homebuilding revenues increased 66.5 percent to $1.4 billion for the first nine months of 2013 from $843.3 million for the same period in 2012.  This rise in homebuilding revenues was primarily attributable to a 49.6 percent increase in closings that totaled 4,849 units for the nine months ended September 30, 2013, compared to 3,242 units for the same period in the prior year, as well as to an 11.2 percent higher average closing price, which was $288,000 for the first nine months of 2013, versus $259,000 for the same period in 2012.  Homebuilding revenues for the first nine months of 2013 included $5.8 million from land sales, which resulted in pretax earnings of $1.6 million, compared to homebuilding revenues for the first nine months of 2012 that included $3.9 million from land sales, which resulted in pretax earnings of $1.6 million.

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RYLAND THIRD-QUARTER RESULTS

New orders increased 38.1 percent to 5,834 units for the nine months ended September 30, 2013, from new orders of 4,226 units for the same period in 2012.  The Company had an average monthly sales absorption rate of 2.5 homes per community for the nine months ended September 30, 2013, versus 2.2 homes per community for the nine months ended September 30, 2012, and an average cancellation rate of 17.1 percent for the nine months ended September 30, 2013, versus 19.4 percent for the same period in 2012.  For the first nine months of 2013, new order dollars increased 61.3 percent to $1.8 billion from $1.1 billion for the first nine months of 2012.

Housing gross profit margin was 20.3 percent for the nine months ended September 30, 2013, compared to 18.6 percent for the nine months ended September 30, 2012.  This improvement in housing gross profit margin was primarily attributable to a relative decline in direct construction costs; lower inventory valuation adjustments and option deposit write-offs; and higher leverage of direct overhead expense, which was due to an increase in the number of homes delivered and to a higher average closing price, partially offset by increased land costs.  For the first nine months of 2013, sales incentives and price concessions totaled 7.1 percent of housing revenues, compared to 10.0 percent for the same period in 2012.

Selling, general and administrative expense totaled 12.5 percent of homebuilding revenues for the first nine months of 2013, compared to 15.7 percent for the first nine months of 2012.  This decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage that resulted from increased revenues.

The homebuilding segments recorded $8.1 million of interest expense during the first nine months of 2013, compared to $11.0 million during the first nine months of 2012.  This decrease in interest expense from the first nine months of 2012 was primarily due to the capitalization of a greater amount of interest incurred during the first nine months of 2013, which resulted from a higher level of inventory under development, partially offset by an overall increase in interest incurred on senior notes.

For the nine months ended September 30, 2013, the financial services segment reported pretax earnings of $18.0 million, compared to pretax earnings of $7.0 million for the same period in 2012.  This improvement was primarily attributable to increases in locked loan pipeline, which was partly due to an acceleration in the timing of loan locks during the period, and origination volumes and to higher title income, partially offset by a rise in personnel and indemnification expenses.

DEFERRED TAX ASSET VALUATION ALLOWANCE

During the second quarter of 2013, the Company reversed $187.5 million of its valuation allowance against its deferred tax assets, which was calculated on an annual basis. After the reversal, the Company had a valuation allowance of $46.4 million against its deferred tax assets, which represented an estimation of the allowance required for the second half of 2013.

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RYLAND THIRD-QUARTER RESULTS

CORNELL HOMES ACQUISITION

In July 2013, the Company acquired the operations and assets of Cornell Homes, one of the Philadelphia market’s largest private homebuilders.  This acquisition, which included 95 homes sold and available for delivery, 8 decorated models and 1,896 additional lots for future sale, provides the Company with ongoing operations in the Delaware, New Jersey and Pennsylvania tri-state area.  For the three and nine months ended September 30, 2013, there were 114 new orders and 22 closings related to this acquisition included in the results of operations.

EARNINGS GUIDANCE

Based on the assumption that market conditions will be consistent with recent months, the Company is projecting for the fourth quarter of 2013 homebuilding revenues of approximately $665.0 million and earnings per diluted share ranging from $1.10 to $1.20 per share.  Additionally, community count is estimated to increase by approximately 15 percent in 2014.

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RYLAND THIRD-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 305,000 homes and financed more than 250,000 mortgages.  The Company currently operates in 17 states across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of, and changes in, governmental stimulus, tax and deficit reduction programs, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  changes and developments in the mortgage lending market, including revisions to underwriting standards for borrowers and lender requirements for originating and holding mortgages, changes in government support of and participation in such market, and delays or changes in terms and conditions for the sale of mortgages originated by the Company;

•                  the availability and cost of land and the future value of land held or under development;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of homes;

•                  increased prices for labor, land and materials used in the production of homes;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions or other factors;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies (including those that affect zoning, density, building standards, the environment and the residential mortgage industry);

•                 delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly report on Form 10-Q; and

•                  other factors over which the Company has little or no control.

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Four financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
REVENUES
Homebuilding	$562,909	$349,196	$1,404,401	$843,324
Financial services	13,514	9,497	39,697	25,007
TOTAL REVENUES	576,423	358,693	1,444,098	868,331

EXPENSES
Cost of sales	447,077	281,961	1,119,487	685,781
Selling, general and administrative	66,734	48,281	175,704	132,176
Financial services	7,497	6,111	21,733	18,032
Interest	1,277	3,236	8,120	10,985
TOTAL EXPENSES	522,585	339,589	1,325,044	846,974

OTHER INCOME (LOSS)
Gain from marketable securities, net	148	472	1,414	1,437
Loss related to early retirement of debt, net	—	(9,146)	—	(9,146)
TOTAL OTHER INCOME (LOSS)	148	(8,674)	1,414	(7,709)
Income from continuing operations before taxes	53,986	10,430	120,468	13,648
Tax expense (benefit)	428	23	(186,325)	213
NET INCOME FROM CONTINUING OPERATIONS	53,558	10,407	306,793	13,435

Income (loss) from discontinued operations, net of taxes	91	238	167	(1,626)

NET INCOME	$53,649	$10,645	$306,960	$11,809

NET INCOME (LOSS) PER COMMON SHARE
Basic
Continuing operations	$1.16	$0.23	$6.67	$0.30
Discontinued operations	0.00	0.01	0.00	(0.04)
Total	1.16	0.24	6.67	0.26
Diluted
Continuing operations	0.95	0.21	5.55	0.30
Discontinued operations	0.00	0.01	0.00	(0.04)
Total	$0.95	$0.22	$5.55	$0.26

AVERAGE COMMON SHARES OUTSTANDING
Basic	46,174,767	44,825,943	45,882,932	44,643,139
Diluted	57,678,989	52,465,770	55,658,536	44,979,908

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2013	December 31, 2012
	(Unaudited)

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$144,531	$158,087
Restricted cash	92,048	70,893
Marketable securities, available-for-sale	367,521	385,625
Total cash, cash equivalents and marketable securities	604,100	614,605
Housing inventories
Homes under construction	723,979	459,269
Land under development and improved lots	813,804	573,975
Inventory held-for-sale	4,009	4,684
Consolidated inventory not owned	33,515	39,490
Total housing inventories	1,575,307	1,077,418
Property, plant and equipment	24,550	20,409
Mortgage loans held-for-sale	86,463	107,950
Net deferred taxes	187,473	-
Other	160,404	111,057
Assets of discontinued operations	31	2,480
TOTAL ASSETS	2,638,328	1,933,919

LIABILITIES
Accounts payable	169,739	124,797
Accrued and other liabilities	217,434	147,358
Debt	1,397,892	1,134,468
Liabilities of discontinued operations	552	1,536
TOTAL LIABILITIES	1,785,617	1,408,159

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized–10,000 shares Series A Junior Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized–199,990,000 shares Issued–46,185,100 shares at September 30, 2013 (45,175,053 shares at December 31, 2012)	46,185	45,175
Retained earnings	790,592	458,669
Accumulated other comprehensive (loss) income	(197)	92
TOTAL STOCKHOLDERS’ EQUITY
FOR THE RYLAND GROUP, INC.	836,580	503,936
NONCONTROLLING INTEREST	16,131	21,824
TOTAL EQUITY	852,711	525,760
TOTAL LIABILITIES AND EQUITY	$2,638,328	$1,933,919

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$15,380	$3,956	$31,531	$4,130
Southeast	17,530	5,904	36,887	9,292
Texas	9,928	7,239	23,772	15,548
West	12,392	3,728	30,615	2,840
Financial services	6,017	3,386	17,964	6,975
Corporate and unallocated	(7,261)	(13,783)	(20,301)	(25,137)
Discontinued operations	91	238	167	(1,626)
Total	$54,077	$10,668	$120,635	$12,022
NEW ORDERS
Units
North	605	367	1,833	1,161
Southeast	432	584	1,833	1,438
Texas	321	296	1,291	1,004
West	234	253	877	623
Discontinued operations	-	7	1	53
Total	1,592	1,507	5,835	4,279
Dollars (in millions)
North	$189	$105	$568	$336
Southeast	130	135	501	334
Texas	104	82	398	267
West	100	71	338	182
Discontinued operations	-	2	-	12
Total	$523	$395	$1,805	$1,131
CLOSINGS
Units
North	584	408	1,410	948
Southeast	618	426	1,594	1,045
Texas	401	334	1,020	894
West	280	144	825	355
Discontinued operations	-	10	8	77
Total	1,883	1,322	4,857	3,319
Average closing price (in thousands)
North	$305	$291	$299	$281
Southeast	257	224	247	220
Texas	297	263	290	257
West	374	312	349	318
Discontinued operations	-	268	312	223
Total	$298	$264	$288	$258
OUTSTANDING CONTRACTS			September 30,
Units			2013	2012
North			1,042	633
Southeast			1,120	914
Texas			748	543
West			466	375
Discontinued operations			-	9
Total			3,376	2,474
Dollars (in millions)
North			$336	$190
Southeast			318	215
Texas			237	149
West			179	107
Discontinued operations			-	3
Total			$1,070	$664
Average price (in thousands)
North			$322	$300
Southeast			284	236
Texas			317	274
West			384	285
Discontinued operations			-	270
Total			$317	$268

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended September 30,		Nine months ended September 30,
RESULTS OF OPERATIONS	2013	2012	2013	2012
REVENUES
Income from origination and sale of mortgage loans, net	$10,339	$7,185	$31,455	$18,911
Title, escrow and insurance	2,588	1,917	6,772	4,918
Interest and other	587	395	1,470	1,178
TOTAL REVENUES	13,514	9,497	39,697	25,007
EXPENSES	7,497	6,111	21,733	18,032
PRETAX EARNINGS	$6,017	$3,386	$17,964	$6,975

OPERATIONAL DATA

Retail operations:
Originations (units)	1,063	778	2,783	2,077
Ryland Homes originations as a
percentage of total originations	99.8%	100.0%	99.9%	99.9%
Ryland Homes origination capture rate	66.6%	64.4%	66.2%	68.3%

OTHER CONSOLIDATED SUPPLEMENTAL INFORMATION (Unaudited)
(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Interest incurred	$17,079	$13,567	$50,874	$42,674
Interest capitalized during the period	15,650	10,088	42,303	30,865
Amortization of capitalized interest included in cost of sales	13,463	10,135	37,153	27,767
Depreciation and amortization	5,603	4,063	14,476	10,496